EXHIBIT 99.1
SJW CORP.
2014 EMPLOYEE STOCK PURCHASE PLAN

I.PURPOSE OF THE PLAN
This 2014 Employee Stock Purchase Plan is intended to promote the interests of SJW Corp., a California corporation, by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll deduction-based employee stock purchase plan designed to qualify under Section 423 of the Code.

Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

II.    ADMINISTRATION OF THE PLAN
The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.

III.    STOCK SUBJECT TO PLAN
A.    The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The number of shares of Common Stock initially reserved for issuance over the term of the Plan shall be limited to Four Hundred Thousand (400,000) shares.
B.    Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spinoff or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, or should the value of outstanding shares of Common Stock be substantially reduced as a result of a spin-off transaction or an extraordinary dividend or distribution, then equitable adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, (ii) the maximum number and class of securities purchasable per Participant on any one Purchase Date, (iii) the maximum number and class of securities purchasable in total by all Participants on any one Purchase Date and (iv) the number and class of securities and the price per share in effect under each outstanding purchase right under the Plan. The adjustments shall be made in such manner as the Plan Administrator deems appropriate in order to prevent the dilution or enlargement of benefits under the Plan and such adjustments shall be final, binding and conclusive.
IV.    OFFERING PERIODS
A.    Shares of Common Stock shall be offered for purchase under the Plan through a series of successive offering periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.
B.    Each offering period shall be of such duration (not to exceed twenty-four (24) months) as determined by the Plan Administrator prior to the start date of such offering period. Offering periods shall commence at semi-annual intervals on the first business day of February and August each year over the term of the Plan. Each offering period shall consist of a series of one or more successive six (6)-month Purchase Intervals, as determined by the Plan Administrator prior to the start date of such offering period. Purchase Intervals shall run from the first business day in February to the last business day in July each year and from the first business day of August each year to the last business day of January in the following year.

C.    Unless otherwise specified by the Plan Administrator prior to the start of the applicable offering period, each offering period shall have a duration of six (6) months and shall be comprised of one Purchase Interval. The initial offering period under the Plan shall commence on August 1, 2014.
V.    ELIGIBILITY
A.    Each individual who is an Eligible Employee on the start date of any offering period under the Plan may enter that offering period on such start date. However, an Eligible Employee may participate in only one offering period at a time. Under no circumstances will an individual subject to a collective bargaining agreement with a Participating Employer be eligible to participate in the Plan if the collective bargaining unit of which he or she is a member decides, after review of the Plan, not to allow its members to participate in the Plan.
B.    An Eligible Employee must, in order to participate in the Plan for a particular offering period, complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) on or before the start date of that offering period. The enrollment forms filed by a Participant for a particular offering period shall continue in effect for each subsequent offering period unless the Participant files new enrollment forms on or before the start date of any subsequent offering period or withdraws from the Plan.
C.    The date an individual enters an offering period shall be designated as his or her Entry Date for purposes of that offering period.
VI.    PAYROLL DEDUCTIONS
A.    The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an offering period may be any multiple of one percent (1%) of the Base Salary paid to the Participant during each Purchase Interval within that offering period or, for a Participant who is a member of a collective bargaining unit or otherwise compensated on a hourly basis, any multiple of one percent (1%) of the Hourly Compensation paid to the Participant on each pay day within that Purchase Interval, up to a maximum of ten percent (10%) of such Base Salary or Hourly Compensation. The deduction rate so authorized shall continue in effect throughout the offering period and shall continue from offering period to offering period, except to the extent such rate is changed in accordance with the following guidelines:
(i)The Participant may, at any time during the offering period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Purchase Interval.
(i)    The Participant may, prior to the commencement of any new Purchase Interval under the Plan, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the ten percent (10%) maximum) shall become effective on the start date of the first Purchase Interval following the filing of such form.
(ii)    The Participant may at any time reduce his or her rate of payroll deduction to 0%. Such reduction shall become effective as soon as administratively practicable following the filing of the appropriate form with the Plan Administrator. The Participant’s existing payroll deductions for the Purchase Interval in which such reduction occurs shall be applied to the purchase of shares of Common Stock on the next scheduled Purchase Date. However, if the Participant withdraws from an offering period, then the provision of Article VII., Section G. shall apply.
B.    Payroll deductions shall begin on the first pay day administratively feasible following the start date of the offering period and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that offering period. The amounts so collected shall be credited to the Participant's book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be required to be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for any corporate purpose.

C.    Payroll deductions shall automatically cease upon the termination of the Participant's purchase right in accordance with the provisions of the Plan.
D.    The Participant's acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant's acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different offering period.
VII.    PURCHASE RIGHTS
A.    Grant of Purchase Rights. A Participant shall be granted a separate purchase right for each offering period in which he or she is enrolled. The purchase right shall be granted on the start date of the offering period and shall provide the Participant with the right to purchase shares of Common Stock, in one or more installments during that offering period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.
Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.

B.    Exercise of the Purchase Right. Each purchase right shall be automatically exercised on each successive Purchase Date within the offering period, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded pursuant to the Withdrawal from Offering Period or Termination of Purchase Right provisions below) on each such Purchase Date. The purchase shall be effected by applying the Participant's payroll deductions for the Purchase Interval ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.
C.    Purchase Price Formula. The purchase price per share at which Common Stock will be purchased on the Participant's behalf on each Purchase Date within the particular offering period in which he or she is enrolled shall be determined by the Plan Administrator on or before the start of that offering period in accordance with either of the following alternative pricing formulas:
(i)    the purchase price shall not be less than eighty-five percent (85%) of the lower of (A) the Fair Market Value per share of Common Stock on the Participant's Entry Date into that offering period or (B) the Fair Market Value per share of Common Stock on the Purchase Date, or
(ii)    the purchase price shall not be less than eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the Purchase Date.
The actual percentage to be in effect under the applicable formula shall be determined by the Plan Administrator on or before the start of the offering period.
D.    Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the particular offering period in which he or she is enrolled shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Purchase Interval ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date. However, the maximum number of shares of Common Stock purchasable per Participant on any one Purchase Date shall not exceed 900 shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization and provided that such purchase shall be subject to the limitations of Article VIII. In addition, the maximum number of shares of Common Stock purchasable in total by all Participants in the Plan on any one Purchase Date shall not exceed 50,000 shares, subject to periodic adjustments in the event of certain changes in the Corporation's capitalization. However, the Plan Administrator shall have the discretionary authority, exercisable prior to the start of any offering period under the Plan, to increase or decrease the limitations to be in effect for the number of shares purchasable per Participant and in total by all Participants enrolled in that particular offering period on each Purchase Date which occurs during that offering period.
E.    Excess Payroll Deductions. Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable per Participant or in total by all Participants on the Purchase Date shall be promptly refunded.
F.    Suspension of Payroll Deductions. If a Participant is, by reason of the accrual limitations in Article VIII, precluded from purchasing additional shares of Common Stock on one or more Purchase Dates during the offering period in which he or she is enrolled, then no further payroll deductions shall be collected from such Participant with respect to those Purchase Dates. The suspension of such deductions shall not terminate the Participant's purchase right for the offering period in which he or she is enrolled, and payroll deductions shall automatically resume on behalf of such Participant once he or she is again able to purchase shares during that offering period in compliance with the accrual limitations of Article VIII.
G.    Withdrawal from Offering Period. The following provisions shall govern the Participant's withdrawal from an offering period:
(i)    A Participant may withdraw from the offering period in which he or she is enrolled at any time prior to the next scheduled Purchase Date by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to that offering period. Any payroll deductions collected during the Purchase Interval in which such withdrawal occurs shall, at the Participant's election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time of such withdrawal, then the payroll deductions collected from the Participant during the Purchase Interval in which such withdrawal occurs shall be refunded as soon as possible.
(ii)    The Participant's withdrawal from a particular offering period shall be irrevocable, and the Participant may not subsequently rejoin that offering period at a later date. In order to resume participation in any subsequent offering period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of that offering period.
H.    Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:
(i)    Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant's payroll deductions for the Purchase Interval in which the purchase right so terminates shall be immediately refunded.
(ii)    However, should the Participant cease to remain in active service by reason of an approved leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Purchase Interval in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Purchase Interval or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant's behalf during such leave. Upon the Participant's return to active service (x) within three (3) months following the commencement of such leave or (y) prior to the expiration of any longer period for which such Participant is provided with reemployment rights by statute or contract, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began (whether or not a new offering period may have commenced), unless the Participant withdraws from the Plan prior to his or her return. An individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period above will be treated as a new employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of any subsequent offering period in which he or she wishes to participate.
I.    Change in Control. A Purchase Date shall automatically occur immediately prior to the effective date of any Change in Control, and each purchase right outstanding at that time shall thereupon be exercised by applying the payroll deductions of each Participant for the Purchase Interval in which such Change in Control occurs to the purchase of whole shares of Common Stock at the purchase price per share in effect for that Purchase Internal pursuant to the Purchase Price Formula provisions of Article VII. However, the applicable limitation on the number of shares of Common Stock purchasable per Participant shall continue to apply to any such purchase, but not the limitation applicable to the maximum number of shares of Common Stock purchasable in total by all Participants on any one Purchase Date.
The Corporation shall use reasonable efforts to provide at least ten (10) days prior written notice of the occurrence of any Change in Control, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Change in Control.
J.    Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.
K.    ESPP Broker Account. The shares purchased on behalf of each Participant shall be deposited directly into a brokerage account which the Corporation shall establish for the Participant at a Corporation-designated brokerage firm. The account will be known as the ESPP Broker Account. Except as otherwise provided below, the deposited shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account until the later of the following two periods: (i) the end of the two (2)-year period measured from the Participant's Entry Date into the offering period in which the shares were purchased and (ii) the end of the one (1)-year measured from the actual purchase date of those shares. Such limitation shall apply both to transfers to different accounts with the same ESPP broker and to transfers to other brokerage firms. Any shares held for the required holding period may thereafter be transferred (either electronically or in certificate form) to other accounts or to other brokerage firms.
The foregoing procedures shall not in any way limit when the Participant may sell his or her shares. Those procedures are designed solely to assure that any sale of shares prior to the satisfaction of the required holding period is made through the ESPP Broker Account. In addition, the Participant may request a stock certificate or share transfer from his or her ESPP Broker Account prior to the satisfaction of the required holding period should the Participant wish to make a gift of any shares held in that account. However, shares may not be transferred (either electronically or in certificate form) from the ESPP Broker Account for use as collateral for a loan, unless those shares have been held for the required holding period.
The foregoing procedures shall apply to all shares purchased by the Participant under the Plan, whether or not the Participant continues in Employee status.
L.    Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.
M.    Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant's behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.

VIII.    ACCRUAL LIMITATIONS
A.    No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under the Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under the Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000.00) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the date or dates such rights are granted) for each calendar year such rights are at any time outstanding.
B.    For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:
(i)    The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the offering period in which such right remains outstanding.
(ii)    No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000.00) worth of Common Stock (determined on the basis of the Fair Market Value per share on the date or dates of grant) for each calendar year such rights were at any time outstanding.
C.    If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Purchase Interval, then the payroll deductions that the Participant made during that Purchase Interval with respect to such purchase right shall be promptly refunded.
D.    In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.
IX.    EFFECTIVE DATE AND TERM OF THE PLAN
A.    The Plan was adopted by the Board on January 29, 2014, but shall not become effective unless and until (i) the Plan shall have been approved by the stockholders of the Corporation at the 2014 Annual Meeting and (ii) the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any Stock Exchange on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation.
B.    Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in July 2024, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Change in Control. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following such termination.
X.    AMENDMENT OF THE PLAN
A.    The Board may alter or amend the Plan at any time to become effective as of the start date of any succeeding offering period thereafter under the Plan. In addition, the Board may suspend or terminate the Plan at any time to become effective immediately following the close of any Purchase Interval.

B.    In no event may the Board effect any of the following amendments or revisions to the Plan without the approval of the Corporation's stockholders: (i) increase the number of shares of Common Stock issuable under the Plan, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, or (ii) modify the eligibility requirements for participation in the Plan.
XI.    GENERAL PROVISIONS
A.    All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation; however, each Plan Participant shall bear all costs and expenses incurred by such individual in the sale or other disposition of any shares purchased under the Plan.
B.    Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's employment at any time for any reason, with or without cause.
C.    The provisions of the Plan shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.

Schedule A
Corporations Participating in
Employee Stock Purchase Plan
SJW Corp.
San Jose Water Company
SJWTX, Inc.
Texas Water Alliance Limited

APPENDIX
The following definitions shall be in effect under the Plan:
A.    Base Salary shall mean the regular base salary paid to a Participant by one or more Participating Companies during such individual's period of participation in one or more offering periods under the Plan. Base Salary shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Base Salary shall not include (i) any overtime payments, bonuses, commissions, profit-sharing distributions or other incentive-type payments received during the Participant's period of participation or (ii) any contributions made by the Corporation or any Corporate Affiliate on the Participant's behalf to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from his or her Base Salary).
B.    Board shall mean the Corporation's Board of Directors.
C.    Change in Control shall mean a change in ownership of the Corporation pursuant to any of the following transactions:
(i)    The acquisition, directly or indirectly by any person or related group of persons (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under, control with the Corporation or an employee benefit plan maintained by any such entity, of beneficial ownership (as defined in Rule 13d-3 of the 1934 Act) of securities of the Corporation that results in such person or related group of persons beneficially owning securities representing thirty percent (30%) or more of the total combined voting power of the then-outstanding securities of the Corporation;
(ii)    A merger, recapitalization, consolidation, or other similar transaction to which the Corporation is a party, unless securities representing at least fifty percent (50%) of the total combined voting power of the then-outstanding securities of the surviving entity or a parent thereof are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the outstanding voting securities of the Corporation immediately before the transaction;
(iii)    A sale, transfer or disposition of all or substantially all of the Corporation's assets, unless securities representing at least fifty percent (50%) of the total combined voting power of the then-outstanding securities of the entity acquiring the Corporation's assets or the parent of such acquiring entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the outstanding voting securities of the Corporation immediately before the transaction;

(iv)    A merger, recapitalization, consolidation, or other transaction to which the Corporation is a party or the sale, transfer, or other disposition of all or substantially all of the Corporation's assets if, in either case, the members of the Board immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring the Corporation's assets, as the case may be, or a parent thereof (for this purpose, any change in director composition that is anticipated or pursuant to an understanding or agreement in connection with a transaction will be deemed to have occurred at the time of the transaction); or
(v)    A change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of those Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members who were described in clause (a) or who were previously so elected or approved and who were still in office at the time the Board approved such election or nomination;
provided that no Change in Control shall be deemed to occur if the result of the transaction is to give more ownership or control of the Corporation to any person or related group of persons who hold securities representing more than thirty percent (30%) of the total combined voting power of the outstanding securities of the Corporation as of March 3, 2003.
D.    Code shall mean the Internal Revenue Code of 1986, as amended.
E.    Common Stock shall mean the Corporation's common stock.
F.    Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.
G.    Corporation shall mean SJW Corp., a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of SJW Corp. that shall by appropriate action adopt the Plan.
H.    Eligible Employee shall mean any person who is employed by a Participating Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a); provided, however, that the Plan Administrator may, prior to the start of the applicable offering period, waive any or both of the twenty (20) hour and five (5) month service requirements. Eligible Employees shall include any individuals subject to a collective bargaining agreement with a Participating Corporation if the collective bargaining unit of which he or she is a member agrees to extend participation in the Plan to such members for one or more offering periods, but the members of any such collective bargaining unit which, after review of the Plan, chooses not to participate shall not be deemed to be Eligible Employees for purposes of the Plan.
I.    Fair Market Value per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock (at the close of regular hours trading) on the New York Stock Exchange (or any other national securities exchange or market on which the Common Stock is at the time primarily traded) on the date in question. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price at the close of regular hours trading on the last preceding date for which such quotation exists.
J.    Hourly Compensation shall mean for each pay day within any Purchase Interval in which an individual member of a collective bargaining unit or other individual paid on a hourly basis participates in the Plan, the dollar amount obtained by multiplying the basic hourly rate of compensation in effect for such individual by the number of straight-time hours worked or otherwise credited to him or her during the payroll ending with that pay day. Hourly Compensation shall be calculated before deduction of (A) any income or employment tax withholdings or (B) any contributions made by the Participant to any Code Section 401(k) salary deferral plan or any Code Section 125 cafeteria benefit program now or hereafter established by the Corporation or any Corporate Affiliate. However, Hourly Compensation shall not include (i) any overtime payments, shift differentials, bonuses or other incentive-type payments received during the Participant's period of participation or (ii) any contributions made by the Corporation or any Corporate Affiliate on the Participant's behalf to any employee benefit or welfare plan now or hereafter established (other than Code Section 401(k) or Code Section 125 contributions deducted from his or her Hourly Compensation).
K.    1933 Act shall mean the Securities Act of 1933, as amended.
L.    1934 Act shall mean the Securities Exchange Act of 1934, as amended.
M.    Participant shall mean any Eligible Employee of a Participating Corporation who is actively participating in the Plan.

N.    Participating Corporation shall mean the Corporation and such Corporate Affiliate or Affiliates as may be authorized from time to time by the Board to extend the benefits of the Plan to their Eligible Employees. The Participating Corporations in the Plan are listed in attached Schedule A.
O.    Plan shall mean the Corporation's 2014 Employee Stock Purchase Plan, as set forth in this document.
P.    Plan Administrator shall mean the Executive Compensation Committee of the Board.
Q.    Purchase Date shall mean the last business day of each Purchase Interval.
R.    Purchase Interval shall mean each six (6)-month period coincident with (or otherwise occurring within) a particular offering period at the end of which there shall be purchased shares of Common Stock on behalf of each Participant.
S.    Service shall mean the performance of services for the Corporation or any Corporate Affiliate as an employee, subject to the control and direction of the employer entity both as to the work to be performed and the manner and method of performance.
T.    Stock Exchange shall mean the American Stock Exchange, the New York Stock Exchange or the Nasdaq Global or Global Select Market.